Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

RESIGNATION OF DIRECTOR

The Board of Directors (“the Board”) of China Unicom Limited (“the Company”) announces that Ms. Li Jianguo (“Ms. Li”) has resigned as Executive Director of the Company with effect from 9 July 2007. Ms. Li has confirmed that she has no disagreement with the Board and is not aware of any matters in respect of her resignation that need to be brought to the attention of the shareholders of the Company. After her resignation, Ms. Li would take up a position in China Netcom Group.

The Board expresses its sincerest gratitude to Ms. Li for her contribution to the Company made during her period of service.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 9 July 2007